FOREST LABORATORIES, INC.
ANNUAL INCENTIVE COMPENSATION PLAN

1.  The Plan.  This Annual Incentive Compensation Plan (the “Plan”) is intended to provide a cash-based incentive and to reward executive officers and certain other key employees of Forest Laboratories, Inc. (the “Company”) and its Subsidiaries for the achievement of corporate and divisional goals on an individual, team, department or division-wide, and on a company-wide basis, to establish an objective basis (with objective and subjective components) for determining annual cash bonus awards, and to clearly communicate and reinforce the strategic, operational and financial objectives of the Company and its Subsidiaries. “Subsidiary” shall have the meaning given to the term “subsidiary corporation” by Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.  Types of awards.  All awards payable under the Plan will be paid in cash.

3.  Administration.  The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  The Committee may delegate administration of the Plan (or any portion thereof) to one or more subcommittees appointed by the Committee from among its members, which shall then have in connection with the administration of the Plan (or the relevant portion thereof) the powers theretofore possessed by the Committee, and any reference in the Plan to the Committee shall thereafter be deemed to include such subcommittee.  Except as otherwise provided herein, the Committee shall have plenary authority in its discretion, among other things, to determine to whom among the eligible persons awards shall be granted, the terms of each award and whether and to what extent the performance objectives and performance levels relating to the awards have been satisfied.  The Committee shall have plenary authority, subject to the express provisions of the Plan, to interpret the Plan, to adopt a form of Certificate and to make such modifications to such form of Certificate as it may from time to time determine, to prescribe, amend and rescind any rules and regulations relating to the Plan and to take such other action in connection with the Plan as it deems necessary or advisable.  “Certificate” means the certificate delivered by the Committee to the Participant with respect to a Performance Period and setting forth the specific terms of the award, including the Target Bonus, the specific performance objectives (and the allocation of the Target Bonus to each such performance objective), the performance levels, and the payout percentage allocable to each performance objective at each performance level.  The interpretation, construction and administration by the Committee of any provisions of the Plan, any Certificate or of any award granted hereunder shall be final and binding on recipients of awards hereunder.

4.  Eligibility.  All executive officers and other key employees of the Company and its Subsidiaries who are designated by the Committee in its sole discretion will be eligible for awards under the Plan (each such officer or key employee, a “Participant”).  The adoption of the Plan shall not be deemed to give any employee any right to an award, except to the extent and upon such terms and conditions as may be determined by the Committee.  Neither the Plan nor any award granted hereunder is intended to or shall confer upon any Participant any right with respect to a continuation of employment by the Company or any of its Subsidiaries.

5.  Terms of awards.

(a)  Performance Period.  The performance period for each award (the “Performance Period”) will begin on April 1 and end on the following March 31.

(b)  Bonus Ranges.  The “Target Bonus” is the bonus which is payable if all performance objectives established for a Participant are satisfied at the “target” level of performance.  The Committee will establish a Target Bonus for the Participant with respect to the Performance Period within a range of 45% - 100% of the Base Salary of the Participant.  “Base Salary” means the Participant’s annual base salary as in effect on the first day of the applicable Performance Period, including any before-tax contributions the Participant makes to any Company-sponsored retirement or welfare benefit plan.  Base Salary excludes equity compensation, any bonus compensation, any fringe benefits made available by the Company or any Subsidiary, and any other non-ordinary compensation and/or retirement or other benefit plan contributions made by the Company or any Subsidiary.

(c)  Setting of Awards.Except as provided in the last sentence of this Section 5(c), the Committee shall approve and adopt, for each Participant selected by the Committee for participation in the Plan for the Performance Period, specific performance objectives, performance levels for each performance objective, and payout percentages for achievement of each performance objective at the various performance levels, which will be set forth in the Certificate delivered to the Participant no later than 90 days after the commencement of the Performance Period.  Provided that the Participant satisfies each performance objective at least at the “threshold” level, depending on the level of achievement by the Participant of each performance objective assigned by the Committee, such Participant will be eligible to receive an award representing a cash bonus equal to between 50% and 200% of the Participant’s Target Bonus.  If a Participant’s performance with respect to a performance objective does not meet the “threshold” level for such performance objective, the Participant will not be entitled to that portion of the award that is subject to achievement of such performance objective for that Performance Period.  In the case of a new hire or a newly-promoted employee who is designated by the Committee as a Participant after the commencement of a Performance Period, the Committee may approve and adopt a Target Bonus, performance objectives, performance levels and payout percentages for achievement of each performance objective at the various performance levels with respect to that Participant no later than 90 days after the commencement of such employment or the Participant’s promotion, and may determine whether and in what manner to pro-rate the Participant’s award for that Performance Period.

(d)  Performance Objectives.  For each Performance Period and for each Participant, the performance objectives will consist of one or more of the following components relating to corporate business performance objectives, which may include financial and corporate growth objectives, and personal performance objectives, which may include individual contributions to corporate objectives and subjective performance measures:

1.           Financial Growth Objectives: GAAP earnings or GAAP earnings per share, non-GAAP earnings or non-GAAP earnings per share, operating or net cash flows, financial return ratios, total stockholder return, return on assets, operating margins, shareholder return, or such other similar financial growth measure as determined by the Committee.

2.           Corporate Growth Objectives:  Product pipeline productivity, market share, sales and marketing achievements including product launches, research and development progress including clinical test progress, or such other similar corporate growth measure as determined by the Committee.

3.           Individual Contributions to Corporate Objectives Based on Executive’s Role:  Success in improving product pipeline, marketing and sales, research and development, clinical study management, intellectual property management, financial or tax positioning, working capital maintenance, human resources management, litigation oversight, fostering compliance with healthcare standards, or such other similar personal performance objectives as determined by the Committee.

4.           Subjective Performance Measures: Ability to deliver business results, enhancement of organizational performance, demonstration of personal leadership, development of human capital and other similar elements of individual performance as determined by the Committee.

The Committee may determine to measure corporate business performance objectives on a Company-wide, Subsidiary-wide or division or team-wide basis, or on some combination of the foregoing, or based on the achievement of specified levels of Company business performance relative to the performance of other business entities. If the Committee establishes more than one objective with respect to a Participant for any Performance Period, the Committee will set forth in the Certificate how each portion of such award will be allocated among the various corporate business and personal performance objectives.

(e)  Performance Levels and Payout Percentages.For each Performance Period, the Committee will also set levels of achievement for the various performance objectives, each of which will be expressed as a percentage of performance relative to the “target” level of performance established by the Committee for that performance objective, and a payout percentage (of the portion of the Target Bonus allocated to the performance objective) allocable to each performance level, all of which will be set forth on the Certificate.  For each performance objective, the Committee will establish a “target” level of performance, a “threshold” level of performance, and a “maximum” level of performance, as well as levels of performance between the “threshold” and “target” levels and between the “target” and “maximum” levels, and will allocate a payout percentage to each performance level (i.e., the portion of the Target Bonus allocable to the performance objective that will be eligible to be earned with respect to each performance level).  If the Participant satisfies a particular performance objective at least at the “threshold” level, the Participant will be eligible to receive that portion of the Participant’s award that is allocated to that performance objective at the payout percentage specified for that performance level (as set forth on the Certificate).  If a Participant’s performance with respect to any performance objective for any Performance Period does not meet the “threshold” level of performance, the Participant will not be eligible to receive that portion of the Participant’s Target Bonus that is dependent on achievement of that particular performance objective.

(f)  Calculation of Award; Payment. Subject to the provisions of Section 6 below, not later than 60 days after the end of each Performance Period, the Committee will determine the amount of each Participant’s award for the Performance Period, which shall be the sum, on a weighted basis (in the manner in which the performance objectives are weighted by the Committee with respect to the Participant), of the payout percentages of the Participant’s Target Bonus attributable to the various performance objectives.  Notwithstanding the specific performance goals established by the Committee with respect to any Participant, in making its determination the Committee may take into account not only the level at which the performance objectives were met but may also take into consideration such equitable factors as may be determined by the Committee in its discretion.  The determination of the Committee as to the amount of any award shall be final and conclusive and binding on the Participants.  Subject to the provisions of Section 6 below, payment of the award shall be made in cash as soon as practicable following the end of the Performance Period, but in no event later than 2 ½ calendar months after the end of the Performance Period.

6.  Requirement of Continued Employment.

(a)  Eligibility for Payment.  Except as provided in Section 6(b) or as otherwise determined by the Committee in its discretion and subject to the terms of any employment, severance or other written compensation agreement between the Participant and the Company or any of its Subsidiaries, a Participant must be employed by the Company or any of its Subsidiaries on the last day of the Performance Period in order to be eligible to receive payment with respect to any award under the Plan with respect to that Performance Period.

(b)  Retirement, Death and Disability.  In the event of the termination of a Participant’s employment during the Performance Period as a result of the Participant’s Retirement (as defined below), Death, or Disability (as defined below), the Participant will receive a pro rata portion of the award (as calculated by the Committee in the manner set forth in the first sentence of Section 5(e) and payable following the end of the Performance Period as set forth in Section 5(f)).  For purposes of this Section 6(b), (i) the pro rata portion shall equal the product of the amount of the award (as so determined by the Committee) multiplied by a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of the Participant’s employment termination and the denominator of which is the total number of days in the Performance Period, (ii) the term “Retirement” shall mean the termination of the Participant’s employment with the Company of its Subsidiary (other than as a result of death or Disability or willful misconduct or activity deemed detrimental to the interests of the Company as determined by the Company) on or after (A) the Participant’s 65th birthday, or (B) the Participant’s 55th birthday if the Participant has completed ten years of service with the Company or any of its Subsidiaries, and (iii) the term “Disability” shall have the meaning ascribed to “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

7.  General Provisions.

(a)  No Vested Interest.  No Participant shall have any vested interest in any award under the Plan until such time as the amount of such award has been determined and approved by the Committee.  All determinations with respect to awards under the Plan shall be made by the Committee within its discretion.  No executive officer or other employee of the Company or its Subsidiaries will have the right to be designated as a Participant under the Plan.

(b)  Restrictions on Transfer.  No Participant may transfer, pledge, assign or otherwise dispose of any of such Participant’s rights under the Plan or with respect to any award, including by operation of law.  Any levy of execution, attachment or similar process upon an award shall be null and void and without effect.

(c)  Employment.  In consideration of the award and regardless of whether the performance objectives are satisfied, the Participant will fulfill all the duties and obligations of his or her employment by the Company or its Subsidiaries.  Nothing in the Plan or in any Certificate shall confer upon the Participant any right to a similar award in future years or any right to be continued in the employ of the Company or its Subsidiaries or shall interfere in any way with the right of the Company or any such Subsidiary to terminate or otherwise modify the terms of the Participant’s employment.

(d)  Participation in Other Plans or Agreements.  Participation in the Plan shall neither be deemed to limit a Participant’s rights under any other compensation or benefit plan maintained by the Company or its Subsidiaries that covers such Participant nor to entitle a Participant to benefits under any other compensation or benefit plan maintained by the Company or any Subsidiary, unless otherwise specifically provided for in such benefit plan. Awards issued under the Plan shall be deemed to be bonuses for purposes of determining amounts payable under all other compensation or benefit plans maintained or agreements entered into by the Company or its Subsidiaries.

(e)  Taxes.  The Company shall be entitled to withhold from any payment due to a Participant under the Plan all federal, state or local income or employment taxes required under applicable law to be withheld therefrom.

(f)  Governing Law.  The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

(g) Effective Date.   The Plan shall be effective as of May 7, 2012 (the “Effective Date”), and shall continue in effect until terminated by the Board.

8.  Amendment. The Board shall have complete power and authority to modify or amend the Plan at any time and from time to time and in any respect and may discontinue or suspend the Plan at any time.  The Plan is intended to comply with the requirements of Section 409A of the Code, without triggering the imposition of any tax penalty thereunder.  To the extent necessary or advisable, the Board may amend the Plan to delete any conflicting provision and to add such other provisions as are required to fully comply with the applicable provisions of Section 409A of the Code and any other legislative or regulatory requirements applicable to the Plan.